EXHIBIT 21.1
LIST OF SUBSIDIARIES
The Registrant, Sparton Corporation, an Ohio Corporation, had the following subsidiaries at June 30, 2014:

Domestic Operations:	Incorporated In:

Beckwood Services, Inc. (dba Sparton Beckwood)	New Hampshire

Sparton Aubrey Group, LLC (dba Aubrey Group)	Delaware

Sparton Aydin, LLC (dba Aydin Displays)	Delaware

Sparton Brooksville, LLC	Delaware

Sparton DeLeon Springs, LLC	Florida

Sparton Medical Systems, Inc.	Michigan

Sparton Medical Systems Colorado, LLC	Colorado

Sparton Onyx, LLC	South Dakota

Sparton Technology, Inc.	New Mexico

Spartronics, Inc.	Michigan

Foreign Operations:	Incorporated In:

Sparton of Canada, Limited	Ontario, Canada

Spartronics Vietnam Co., LTD	Vietnam